Exhibit 99(b)

Energy Future Holdings Corp. Consolidated
Adjusted EBITDA Reconciliation

Twelve months ended September 30, 2007
(Dollars in millions)

Net income	$1,090
Provision for income taxes	438
Interest expense	834
Depreciation and amortization	813
EBITDA	$3,175

Adjustment to EBITDA:
Oncor EBITDA	(1,270)
Oncor Dividends	336
Interest Income	(69)
Amortization of nuclear fuel	65
Purchase accounting adjustments	-
Impairment of assets and inventory write down	812
Unrealized net loss related to hedging transactions	645
One-time customer appreciation bonus	165
Losses on sales of receivables under the Accounts Receivables Securitization Program	38
Income from discontinued operations, net of tax	(30)
Extraordinary (gain) or loss, net of tax	-
Cumulative effect of changes in accounting principles, net of tax	-
Non-cash compensation expense (FAS 123R)	32
Severance expense (a)	1
Equity losses of unconsolidated affiliate engaged in broadband over power lines activities	5
Loss on early extinguishment of debt	-
Transition and business optimization costs (b)	15
Shareholder litigation	-
Transaction and merger expenses (c)	104
Restructuring & other (d)	(28)
Expenses incurred to upgrade or expand a generation plant (e)	5
Adjusted EBITDA per Incurrence Covenant	$4,001
Add back Oncor Adjustments	$957
Adjusted EBITDA per Restricted Payments Covenants	$4,958

Footnotes

(a) Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(b) Transition and business optimization costs include amounts related to outsourcing initiatives and computer system implementations.
(c) Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(d) Restructuring & other costs relate to restructuring initiatives and other non-recurring activities.
(e) This amount does not include costs incurred to purchase replacement power, which should be included under the definition, as these costs were not historically captured.

Texas Competitive Electric Holdings Company LLC Consolidated
Adjusted EBITDA Reconciliation

Twelve months ended September 30, 2007
(Dollars in millions)

Net income	$1,871
Provision for income taxes	896
Interest Expense	378
Depreciation and amortization	325
EBITDA	$3,470

Adjustment to EBITDA:
Interest Income	(325)
Amortization of nuclear fuel	65
Purchase accounting adjustments	-
Impairment of assets and inventory write down	-
Unrealized net loss related to hedging transactions	370
One-time customer appreciation bonus	165
Losses on sales of receivables under the Accounts Receivables Securitization Program	38
Income from discontinued operations, net of tax	-
Extraordinary (gain) or loss, net of tax	-
Cumulative effect of changes in accounting principles, net of tax	-
Non-cash compensation expense (FAS 123R)	3
Severance expense (a)	2
Loss on early extinguishment of debt	-
Transition and business optimization costs (b)	15
Transaction and merger expenses (c)	-
Restructuring & other (d)	(62)
Expenses incurred to upgrade or expand a generation plant (e)	5
Adjusted EBITDA	$3,746

Footnotes

(a) Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(b) Transition and business optimization costs include amounts related to outsourcing initiatives and computer system implementations.
(c) Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(d) Restructuring & other costs relate to restructuring initiatives and other non-recurring activities.
(e) This amount does not include costs incurred to purchase replacement power, which should be included under the definition, as these costs were not historically captured.